Exhibit 99.1

LIBERTY INTERACTIVE COMPLETES SPLIT-OFF OF LIBERTY CAPITAL AND LIBERTY STARZ TRACKING STOCKS

Englewood, Colorado, September 23 - Liberty Interactive Corporation (f/k/a Liberty Media Corporation, “Liberty”) (Nasdaq: LINTA, LINTB) announced today that it completed the split-off of Liberty Media Corporation (f/k/a Liberty CapStarz, Inc., “Splitco”), which holds the businesses, assets, and liabilities formerly attributed to Liberty’s Liberty Capital and Liberty Starz tracking stocks, at 5:00 p.m., New York City time on Friday, September 23, 2011.  As a result, Splitco is now a separate publicly traded company.

As announced earlier, in connection with the closing, Liberty has changed its name to “Liberty Interactive Corporation,” and Splitco has changed its name to “Liberty Media Corporation.”  Liberty Media LLC, which is the issuer of Liberty’s public indebtedness, also changed its name to “Liberty Interactive LLC.”

The shares of Splitco’s Liberty Capital common stock and Liberty Starz common stock distributed in the Split-Off will trade under temporary trading symbols from Monday, September 26 through Friday, September 30 and will be as follows:

•                  LCAPA will trade as LCPAD

•                  LCAPB will trade as LCPBD

•                  LSTZA will trade as LSTAD

•                  LSTZB will trade as LSTBD

The LCAPA, LCAPB, LSTZA and LSTZB symbols will go back into effect on Monday, October 3, 2011.  Shares of Liberty Interactive common stock (LINTA, LINTB) will not be affected by the closing.

About Liberty Interactive Corporation

Liberty Interactive (Nasdaq: LINTA, LINTB) owns interests in a broad range video and online commerce businesses including QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com, Evite, and Expedia.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: (1) the Liberty Starz group (Nasdaq: LSTAD, LSTBD (temporary); LSTZA, LSTZB (permanent)), which includes its interest in Starz, LLC, and (2) the Liberty Capital group (Nasdaq: LCPAD, LCPBD (temporary); LCAPA, LCAPB (permanent)), which includes its subsidiaries Atlanta National League Baseball Club, Inc., and TruePosition, Inc., its interest in SiriusXM, Live Nation and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation

Courtnee Ulrich, 720-875-5420